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                    GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
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                                  MEMORANDUM

To:     Matthew Dunlap

From:   Eliza Perocchi

cc:     Andy Luu

Date:   April 12, 2018

Re:     GMO Trust - Item 77 Attachments - Form N-SAR
        For Period September 1, 2017 through February 28, 2018 (and current)

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Item 7:

Fund Name Change

   . GMO U.S. Equity Fund, formerly U.S. Equity Allocation Fund, effective March 31, 2018

New Funds

   .   High Yield Fund, effective March 31, 2018

Termination of Funds

   .   Foreign Fund, effective August 28, 2017

   .   Emerging Countries Fund, effective August 29, 2017

   .   Currency Hedged International Bond Fund, effective September 29, 2017

   .   Taiwan Fund, effective October 20, 2017

   .   International Small Companies Fund, effective January 31, 2017

Item 77E: Legal Proceedings

Series 15 - GMO Emerging Markets Fund

Indian regulators alleged in 2002 that the Fund violated some conditions under which it was granted permission to operate in India and have restricted some of the Fund's locally held assets pending resolution of the dispute. Although these locally held assets remain the property of the Fund, a portion of the assets are not permitted to be withdrawn from the Fund's local custodial account located in India. The amount of these restricted assets is small relative to the size of the Fund, representing approximately 0.08% of the Fund's total net assets as of February 28, 2018. The effect of this claim on the value of the restricted assets, and all matters relating to the Fund's response to these allegations, are subject to the supervision and control the Trust's Board of Trustees. Any costs in respect of this matter are being borne by the Fund.

Item 77I: Terms of new or amended securities

No items to be updated at this time.

Item 77Q1: Exhibits

   .   Amendment No. 3 to the Declaration of Trust

           . Termination of Currency Hedged International Bond Fund, Emerging Countries Fund, and Foreign Fund.

   .   Amendment No. 4 to the Declaration of Trust

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           .  New Fund - High Yield Fund

           .  Name Change - U.S. Equity Allocation Fund to U.S. Equity Fund

           .  Termination of International Small Companies Fund and Taiwan Fund.

Item 81: Joint Fidelity Bond

   .   Yes ($10M and a deductible of $100K)

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